Exhibit (a)(5)(k)

David E. Bower (SBN 119546)

MONTEVERDE & ASSOCIATES PC

600 Corporate Pointe, Suite 1170

Culver City, CA 90230

Tel: (213) 446-6652

Fax: (212) 601-2610

dbower@monteverdelaw.com

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

DAVID ETTEL, Individually and on Behalf	Case No.
of All Others Similarly Situated,
CLASS ACTION

Plaintiff,	COMPLAINT FOR VIOLATION OF THE
v.	SECURITIES EXCHANGE ACT OF 1934 1. Violation of §14(e) of Exchange Act 2. Violation of §14(d)(4) of Exchange Act 3. Violation of §20(a) of Exchange Act DEMAND FOR JURY TRIAL
NIMBLE STORAGE, INC., SURESH
VASUDEVAN, VARUN MEHTA, FRANK
CALDERONI, JAMES J. GOETZ,
WILLIAM D. JENKINS, JR., JERRY M.
KENNELLY, WILLIAM J. SCHROEDER,
and ROBERT W. KELLY,
Defendants.

Plaintiff David Ettel (“Plaintiff”), by his undersigned attorneys, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action is brought as a class action by Plaintiff on behalf of himself and the other public holders of the common stock of Nimble Storage, Inc. (“Nimble” or the “Company”) against Nimble and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants,” and, together with Nimble, the “Defendants”) for their violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a), SEC Rule 14d-9, 17 C.F.R. 240.14d-9, in connection with the tender offer (“Tender Offer”) by Nebraska Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Hewlett Packard Enterprise Company (“Hewlett Packard”), to purchase all of the issued and outstanding shares of Nimble common stock for $12.50 per share (the “Offer Price”).

2. On March 17, 2017, in order to convince Nimble shareholders to tender their shares, the Board authorized the filing of a materially incomplete and misleading Schedule 14D-9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the Securities and Exchange Commission (“SEC”), in violation of Sections 14(e), 14(d)(4) and 20(a) of the Exchange Act. In particular, the Recommendation Statement contains materially incomplete and misleading information concerning: (i) the sales process; (ii) Nimble’s financial projections; (iii) the valuation analyses performed by the Company’s financial advisor, Goldman, Sachs & Co. (“Goldman”); and (iv) a significant conflict of interest Goldman faced.

3. The Tender Offer is scheduled to expire 12:00 midnight, New York City time, on April 13, 2017 (the “Expiration Date”). It is imperative that the material information that has been omitted from the Recommendation Statement is disclosed to the Company’s shareholders prior to the forthcoming Expiration Date so they can properly determine whether or not to tender their shares.

CLASS ACTION COMPLAINT

4. For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from closing the Tender Offer or taking any steps to consummate the proposed merger unless and until the material information discussed below is disclosed to Nimble shareholders or, in the event the proposed merger is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

5. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(e), 14(d)(4) and 20(a) of the Exchange Act.

6. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) Nimble maintains its primary place of business in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including Defendants’ primary participation in the wrongful acts detailed herein, occurred in this District; and (iv) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

8. Plaintiff is, and at all relevant times has been, a shareholder of Nimble.

9. Defendant Nimble is a Delaware corporation headquartered in San Jose, California. Nimble provides enterprise storage and back-up solutions. The Company offers hybrid storage arrays, virtual server infrastructure, and flash memory for restoring and backups.

CLASS ACTION COMPLAINT

10. Individual Defendant Suresh Vasudevan is, and has been at all relevant times, Nimble’s Chief Executive Officer and a director of the Company.

11. Individual Defendant Varun Mehta is, and has been at all relevant times, Nimble’s Vice President of Engineering and a director of the Company.

12. Individual Defendant Frank Calderoni is, and has been at all relevant times, a director of the Company.

13. Individual Defendant Jim Goetz is, and has been at all relevant times, a director of the Company.

14. Individual Defendant William Jenkins is, and has been at all relevant times, a director of the Company.

15. Individual Defendant Jerry Kennelly is, and has been at all relevant times, a director of the Company.

16. Individual Defendant William Schroeder is, and has been at all relevant times, a director of the Company.

17. Individual Defendant Bob Kelly is, and has been at all relevant times, a director of the Company.

CLASS ACTION ALLEGATIONS

18. Plaintiff brings this class action pursuant to Fed. R. Civ. P. 23 on behalf of himself and the other public shareholders of Nimble (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

19. This action is properly maintainable as a class action because:

a. The Class is so numerous that joinder of all members is impracticable. As of March 2, 2017, there were approximately 88.9 million shares of Nimble common stock outstanding, held by hundreds to thousands of individuals and entities scattered throughout the country. The actual number of public shareholders of Nimble will be ascertained through discovery;

CLASS ACTION COMPLAINT

b. There are questions of law and fact that are common to the Class that predominate over any questions affecting only individual members, including the following:

i)	whether Defendants have misrepresented or omitted material information concerning the proposed merger in the Recommendation Statement, in violation of Sections 14(e) and 14(d)(4) of the Exchange Act;

ii)	whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

iii)	whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to tender their shares based on the materially incomplete and misleading Recommendation Statement.

c. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

d. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

CLASS ACTION COMPLAINT

f. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

g. A class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

SUBSTANTIVE ALLEGATIONS

I. Nimble’s History and Strong Growth Prospects

20. Nimble was incorporated in 2007 and is headquartered in San Jose, California. The Company provides flash storage platforms primarily in the United States. Nimble’s storage systems and software enhance the performance of a range of business applications and workloads, including virtual servers and desktops, databases, email, collaboration, and data analytics

21. The Offer Price appears inadequate in light of Nimble’s recent financial performance and strong growth prospects. Indeed, while the Company claims that shareholders will receive a premium for their shares, the Offer Price is 12% less than the $14.00 per share price target set by Maxim Group just two months prior to the announcement of the merger. The consideration is also less than the $14.00 per share price target set by Summit Redstone Partners on November 23, 2016.

22. The Offer Price also appears inadequate in light of the Company’s recent financial performance. Specifically, on March 7, 2017, Nimble announced the following impressive financial results for its fourth quarter and fiscal year 2017: Total revenue for the quarter increased 30% to $117.0 million, up from $90.1 million in the fourth quarter of fiscal 2016; and for the fiscal year, total revenue was $402.6 million, compared to $322.2 million in fiscal 2016, representing growth of 25% year-over-year.

23. In sum, the Offer Price appears to inadequately compensate Nimble shareholders for their shares. It is therefore imperative that Nimble shareholders receive the material information that has been omitted from the Recommendation Statement, so that they can make a fully informed decision concerning whether or not to tender their shares.

CLASS ACTION COMPLAINT

II. The Merger Agreement’s Deal Protection Provisions Deter Superior Offers

24. The Individual Defendants have agreed to certain deal protection provisions in the Merger Agreement that operate conjunctively to deter other suitors from submitting a superior offer for the Company’s assets.

25. First, the Merger Agreement contains a no-shop provision that prohibits the Company or the Individual Defendants from taking any affirmative action to obtain a better deal for Nimble shareholders. The Merger Agreement generally states that the Company and the Individual Defendants shall not: (i) initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal; or (iii) provide any non-public information to any person in connection with any acquisition proposal.

26. Additionally, the Merger Agreement grants Hewlett Packard recurring and unlimited matching rights, which provides it with: (i) unfettered access to confidential, non-public information about competing proposals from third parties which it can use to prepare a matching bid; and (ii) several days to negotiate with Nimble, amend the terms of the Merger Agreement and make a counter-offer in the event a superior offer is received.

27. The non-shop and matching rights provisions essentially ensure that a superior bidder will not emerge, as any potential suitor will undoubtedly be deterred from expending the time, cost, and effort of making a superior proposal while knowing that Hewlett Packard can easily foreclose a competing bid. As a result, these provisions unreasonably favor Hewlett Packard, to the detriment of Nimble’s public shareholders.

28. Lastly, the Merger Agreement provides that Nimble must pay Hewlett Packard a termination fee of $40.8 million in the event the Company elects to terminate the Merger Agreement to pursue a superior proposal. The termination fee provision further ensures that no competing offer will emerge, as any competing bidder would have to pay a naked premium for the right to provide Nimble shareholders with a superior offer.

CLASS ACTION COMPLAINT

29. Ultimately, these preclusive deal protection provisions restrain Nimble’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company.

30. Given that the preclusive deal protection provisions in the Merger Agreement impede a superior bidder from emerging, it is imperative that Nimble shareholders receive all material information necessary for them to make a fully informed decision regarding whether or not to tender their shares.

III. The Materially Incomplete and Misleading Recommendation Statement

31. On March 17, 2017, Defendants caused the Recommendation Statement to be filed with the SEC. The Recommendation Statement has been disseminated to the Company’s shareholders, and solicits the Company’s shareholders to tender their shares in the Tender Offer. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d)(4), and 20(a) of the Exchange Act.

32. First, the Recommendation Statement fails to provide material information concerning the Company’s financial projections. Specifically, the Recommendation Statement fails to provide projections for projected interest expense and depreciation and amortization. The omission of such projections renders the non-GAAP projections for Adjusted EBITDA on page 39 of the Recommendation Statement materially incomplete and therefore misleading.

CLASS ACTION COMPLAINT

33. The omitted line item projections are necessary for shareholders to properly assess the various non-GAAP adjustments that were made to the Adjusted EBITDA projections included in the Recommendation Statement, and failure to disclose such metrics renders the current projections in the Recommendation Statement incomplete and misleading. Simply put, if Defendants are going to use “fantasy math” in the Recommendation Statement, they must show their work. 1

34. With respect to Goldman’s Selected Companies Analysis and Selected Transactions Analysis, the Recommendation Statement fails to disclose the individual multiples Goldman calculated for each of the companies and transactions used in these analyses. A fair summary of such analyses requires the disclosure of the individual multiples for each company and transaction utilized. Merely providing the range that a banker applied is insufficient, as shareholders are unable to assess whether the banker applied appropriate multiples, or, instead, applied unreasonably low multiples in order to drive down the implied valuation of the Company. Further, the Recommendation Statement fails to disclose the illustrative range of values per share that Goldman calculated in connection with these analyses. The omission of the individual multiples and valuation ranges renders the summary of these analyses set forth on pages 32-35 of the Recommendation Statement materially incomplete and misleading.

35. With respect to Goldman’s review of the premiums received in connection with other transactions, the Recommendation Statement fails to disclose the high, low, and median premiums Goldman observed for the selected transactions. The omission of such information renders the summary of Goldman’s analysis on page 35 of the Recommendation Statement incomplete and misleading.

36. With respect to Goldman Illustrative Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose the inputs and assumptions underlying the calculation of the Company’s cost of capital, which formed the basis for the discount rate range of 12.0% to 14.0% used by Goldman in its analysis. Further, the Recommendation Statement fails to disclose the exit multiples that were implied from Goldman’s analysis. The omission of this information renders the summary of this analysis on page 36 of the Recommendation Statement incomplete and misleading.

[1]	Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. TIMES (April 22, 2016), https://www.nytimes.com/2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0

CLASS ACTION COMPLAINT

37. The Recommendation Statement also fails to provide sufficient information for shareholders to assess a significant conflict of interest Goldman faced. Specifically, according to Bloomberg, Goldman currently holds 13,225,264 shares of Hewlett Packard stock, valued at approximately $307,222,883 based on Hewlett Packard’s current trading price. Such information is material to Nimble shareholders, and the omission of such information renders the vague statement on page 37 of the Recommendation Statement that Goldman “may at any time” hold positions and investments in Hewlett Packard materially incomplete and misleading, because Goldman does in fact currently hold a significant position in Hewlett Packard. Indeed, the value of Goldman’s position Hewlett Packard significantly exceeds the $15 million fee it stands to make for its advisory services to Nimble. It is imperative for shareholders to be able to understand what factors might influence a financial advisor’s analytical efforts. A financial advisor’s own proprietary financial interest in a transaction must be carefully considered in assessing how much credence to give its analysis.

38. In sum, the omission of the above-referenced information renders statements in the Recommendation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff and the other members of the Class will be unable to make a fully-informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

COUNT I

(Against All Defendants for Violation of Section 14(e) of the Exchange Act)

39. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

CLASS ACTION COMPLAINT

40. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. §78n(e).

41. Defendants have issued the Registration Statement with the intention of soliciting Nimble shareholders to tender their shares. Each of the Defendants reviewed and authorized the dissemination of the Registration Statement, which fails to provide material information regarding, amongst other things: (i) Nimble’s financial projections; (ii) the valuation analyses performed by Goldman; and (iii) a significant conflict of interest Goldman faced.

42. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(e). The Individual Defendants were therefore reckless, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Recommendation Statement, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

43. The Individual Defendants were privy to and had knowledge of the projections for the Company and the details concerning Goldman’s valuation analyses and conflicts of interest. The Individual Defendants were reckless in choosing to omit material information from the Recommendation Statement, despite the fact that such information could have been disclosed without unreasonable efforts.

44. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision regarding whether or not to tender their shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

CLASS ACTION COMPLAINT

COUNT II

(Against all Defendants for Violations of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9,17 C.F.R. § 240.14d-9)

45. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

46. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) provides that:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

47. SEC Rule 14d-9(d), which was adopted to implement Section 14(d)(4) of the Exchange Act, provides that:

Information required in solicitation or recommendation. Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof.

48. In accordance with Rule 14d-9, Item 8 of a Schedule 14D-9 requires a Company’s directors to:

Furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

49. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which omissions render the Recommendation Statement false and/or misleading.

CLASS ACTION COMPLAINT

50. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, Defendants undoubtedly reviewed the omitted material information in connection with approving the proposed merger.

51. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision regarding whether or not to tender their shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT III

(Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act)

52. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

53. The Individual Defendants acted as controlling persons of Nimble within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Nimble, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

54. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement by Plaintiff to be misleading prior to the date the Recommendation Statement was issued, and had the ability to prevent the issuance of the false and misleading statements or cause the statements to be corrected.

CLASS ACTION COMPLAINT

55. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants that shareholders tender their shares in the Tender Offer. They were thus directly involved in preparing this document.

56. In addition, as the Recommendation Statement sets forth, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the merger agreement. The Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

57. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

58. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e), 14(d)(4) and Rule 14d-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

59. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

CLASS ACTION COMPLAINT

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

B. Enjoining Defendants and all persons acting in concert with them from closing the Tender Offer or consummating the proposed merger, unless and until the Company discloses the material information discussed above which has been omitted from the Recommendation Statement;

C. Directing the Defendants to account to Plaintiff and the Class for all damages sustained as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses;

E. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

DATED: March 24, 2017	Respectfully submitted,

/s/ David E. Bower
David E. Bower SBN 119546
MONTEVERDE & ASSOCIATES PC
600 Corporate Pointe, Suite 1170
OF COUNSEL	Culver City, CA 90230
Tel: (310) 446-6652
MONTEVERDE & ASSOCIATES PC	Fax: (212) 601-2610
Juan E. Monteverde	Email: dbower@monteverdelaw.com
The Empire State Building	Counsel for Plaintiff
350 Fifth Avenue, 59th Floor
New York, NY 10118
Tel: (212) 971-1341
E-mail: jmonteverde@monteverdelaw.com
Counsel for Plaintiff

CLASS ACTION COMPLAINT

CERTIFICATION OF PROPOSED LEAD PLAINTIFF

I, David Ettel (“Plaintiff”), declare, as to the claims asserted under the federal securities laws, that:

1.	Plaintiff has reviewed a draft complaint against Nimble Storage, Inc. (“Nimble” or the “Company”) and the members of its board of directors and has authorized the filing of a complaint substantially similar to the one I reviewed.

2.	Plaintiff selects Monteverde & Associates PC and any firm with which it affiliates for the purpose of prosecuting this action as my counsel for purposes of prosecuting my claim against defendants.

3.	Plaintiff did not purchase the security that is the subject of the complaint at the direction of Plaintiff’s counsel or in order to participate in any private action arising under the federal securities laws.

4.	Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

5.	Plaintiff’s transactions in Nimble securities that are the subject of the complaint during the class period specified in the complaint are set forth in the chart attached hereto.

6.	In the past three years, Plaintiff has not sought to serve nor has served as a representative party on behalf of a class in an action filed under the federal securities laws, unless otherwise specified below.

7.	Plaintiff will not accept any payment for serving as a representative party on behalf of a class beyond Plaintiff’s pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the Class as ordered or approved by the Court.

I declare under penalty of perjury under the laws of the United States that the foregoing information is correct to the best of my knowledge.

Signed this 24 day of March, 2017.

SIGNATURE

Transaction (Purchase or Sale)	Trade Date	Quantity
PURCHASE	10/15/14	839

JS-CAND 44 (Rev. 07/16)

CIVIL COVER SHEET

The JS-CAND 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved in its original form by the Judicial Conference of the United States in September 1974, is required for the Clerk of Court to initiate the civil docket sheet. (SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.)

I. (a)	PLAINTIFFS		DEFENDANTS
	DAVID ETTEL, Individually and on Behalf of All Others Similarly Situated		NIMBLE STORAGE, INC. et al
(b)	County of Residence of First Listed Plaintiff	Los Angeles	County of Residence of First Listed Defendant	Santa Clara
	(EXCEPT IN U.S. PLAINTIFF CASES)		(IN U.S. PLAINTIFF CASES ONLY)
NOTE: IN LAND CONDEMNATION CASES, USE THE
LOCATION OF THE TRACT OF LAND INVOLVED.
(c)	Attorneys (Firm Name, Address, and Telephone Number) Monteverde & Associates PC (David E. Bower 119546) 600 Corporate Pointe, Suite 1170 Culver City CA 90230 213-446-6652		Attorneys (If Known)

II. BASIS OF JURISDICTION (Place an “X” in One Box Only)		III. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “X” in One Box for Plaintiff and One Box for Defendant)
(For Diversity Cases Only)
☐ 1 U.S. Government	☒ 3 Federal Question		PTF	DEF	PTF	DEF
Plaintiff	(U.S. Government Not a Party)	Citizen of This State	☐ 1	☐ 1 Incorporated or Principal Place of Business In This State	☐ 4	☐ 4

☐ 2 U.S. Government Defendant	☐ 4 Diversity (Indicate Citizenship of Parties in Item III)	Citizen of Another State	☐ 2	☐ 2 Incorporated and Principal Place of Business In Another State	☐ 5	☐ 5

		Citizen or Subject of a	☐ 3	☐ 3 Foreign Nation	☐ 6	☐ 6
Foreign Country

IV. NATURE OF SUIT (Place an “X” in One Box Only)
CONTRACT	TORTS		FORFEITURE/PENALTY	BANKRUPTCY	OTHER STATUTES
☐ 110 Insurance	PERSONAL INJURY	PERSONAL INJURY	☐ 625 Drug Related Seizure	☐ 422 Appeal 28 USC § 158	☐ 375 False Claims Act
☐ 120 Marine	☐ 310 Airplane	☐ 365 Personal Injury –	of Property 21 USC § 881	☐ 423 Withdrawal	☐ 376 Qui Tam (31 USC
☐ 130 Miller Act	☐ 315 Airplane Product	Product Liability	☐ 690 Other	28 USC § 157	§ 3729(a))
☐ 140 Negotiable Instrument	Liability	☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability			400 State Reapportionment
☐ 150 Recovery of Overpayment	☐ 320 Assault, Libel & Slander			PROPERTY RIGHTS	410 Antitrust
Of Veteran’s Benefits				☐ 820 Copyrights	☐ 430 Banks and Banking
☐ 151 Medicare Act	☐ 330 Federal Employers’ Liability			☐ 830 Patent	☐ 450 Commerce
☐ 152 Recovery of Defaulted		☐ 368 Asbestos Personal Injury Product Liability		☐ 840 Trademark	☐ 460 Deportation
Student Loans	☐ 340 Marine ☐ 345 Marine Product Liability				☐ 470 Racketeer Influenced and
(Excludes Veterans)			LABOR	SOCIAL SECURITY	Corrupt Organizations
☐ 153 Recovery of Overpayment		PERSONAL PROPERTY	☐ 710 Fair Labor Standards	☐ 861 HIA (1395ff)	☐ 480 Consumer Credit
of Veteran’s Benefits	☐ 350 Motor Vehicle	☐ 370 Other Fraud	Act	☐ 862 Black Lung (923)	☐ 490 Cable/Sat TV
☐ 160 Stockholders’ Suits	☐ 355 Motor Vehicle	☐ 371 Truth in Lending	☐ 720 Labor/Management	☐ 863 DIWC/DIWW (405(g))	☒ 850 Securities/Commodities/
☐ 190 Other Contract	Product Liability	☐ 380 Other Personal Property Damage	Relations	☐ 864 SSID Title XVI	Exchange
☐ 195 Contract Product Liability	☐ 360 Other Personal Injury		☐ 740 Railway Labor Act	☐ 865 RSI (405(g))	☐ 890 Other Statutory Actions
☐ 196 Franchise		☐ 385 Property Damage	☐ 751 Family and Medical		☐ 891 Agricultural Acts
	☐ 362 Personal Injury -	Product Liability	Leave Act		☐ 893 Environmental Matters
	Medical Malpractice		☐ 790 Other Labor Litigation		☐ 895 Freedom of Information Act
REAL PROPERTY	CIVIL RIGHTS	PRISONER PETITIONS	☐ 791 Employee Retirement Income Security Act	FEDERAL TAX SUITS
☐ 210 Land Condemnation	☐ 440 Other Civil Rights	Habeas Corpus:		☐ 870 Taxes (U.S. Plaintiff or Defendant)	☐ 896 Arbitration
☐ 220 Foreclosure	☐ 441 Voting	☐ 463 Alien Detainee			☐ 899 Administrative Procedure Act/Review or Appeal of Agency Decision
☐ 230 Rent Lease & Ejectment	☐ 442 Employment	☐ 510 Motions to Vacate Sentence		☐ 871 IRS–Third Party
☐ 240 Torts to Land	☐ 443 Housing/ Accommodations			26 USC § 7609
☐ 245 Tort Product Liability		☐ 530 General			☐ 950 Constitutionality of State Statutes
☐ 290 All Other Real Property	☐ 445 Amer. w/Disabilities–	☐ 535 Death Penalty	IMMIGRATION
	Employment	Other:	☐ 462 Naturalization Application
	☐ 446 Amer. w/Disabilities–	☐ 540 Mandamus & Other	☐ 465 Other Immigration
	Other	☐ 550 Civil Rights	Actions
	☐ 448 Education	☐ 555 Prison Condition
☐ 560 Civil Detainee–
Conditions of
Confinement

V. ORIGIN (Place an “X” in One Box Only)
☒ 1 Original Proceeding	☐ 2 Removed from State Court	☐ 3 Remanded from Appellate Court	☐ 4 Reinstated or Reopened	☐ 5 Transferred from Another District (specify)	☐ 6 Multidistrict Litigation–Transfer	☐ 8 Multidistrict Litigation–Direct File

VI. CAUSE OF ACTION	Cite the U.S. Civil Statute under which you are filing (Do not cite jurisdictional statutes unless diversity): 28 USC 1391 and SEC Rule 14a-9
Brief description of cause: Violations of 14(c), 14(d) and 20 (a) of securities and Exchange Act of 1934

VII.	REQUESTED IN	☑CHECK IF THIS IS A CLASS ACTION	DEMAND $	CHECK YES only if demanded in complaint:
	COMPLAINT:	UNDER RULE 23, Fed. R. Civ. P.		JURY DEMAND:	☒ Yes	☐ No

VIII. RELATED CASE(S),
IF ANY (See instructions):	JUDGE	Jeffrey White and Haywood Gilliam Jr.	DOCKET NUMBER 17-cv-1533 & 17-cv-1538

IX. DIVISIONAL ASSIGNMENT (Civil Local Rule 3-2)
(Place an “X” in One Box Only)	☐ SAN FRANCISCO/OAKLAND	☒ SAN JOSE	☐ EUREKA-MCKINLEYVILLE

DATE: 03/24/2017	SIGNATURE OF ATTORNEY OF RECORD:

JS-CAND 44 (rev. 07/16)

INSTRUCTIONS FOR ATTORNEYS COMPLETING CIVIL COVER SHEET FORM JS-CAND 44

Authority For Civil Cover Sheet. The JS-CAND 44 civil cover sheet and the information contained herein neither replaces nor supplements the filings and service of pleading or other papers as required by law, except as provided by local rules of court. This form, approved in its original form by the Judicial Conference of the United States in September 1974, is required for the Clerk of Court to initiate the civil docket sheet. Consequently, a civil cover sheet is submitted to the Clerk of Court for each civil complaint filed. The attorney filing a case should complete the form as follows:

I. a)	Plaintiffs-Defendants. Enter names (last, first, middle initial) of plaintiff and defendant. If the plaintiff or defendant is a government agency, use only the full name or standard abbreviations. If the plaintiff or defendant is an official within a government agency, identify first the agency and then the official, giving both name and title.

b)	County of Residence. For each civil case filed, except U.S. plaintiff cases, enter the name of the county where the first listed plaintiff resides at the time of filing. In U.S. plaintiff cases, enter the name of the county in which the first listed defendant resides at the time of filing. (NOTE: In land condemnation cases, the county of residence of the “defendant” is the location of the tract of land involved.)

c)	Attorneys. Enter the firm name, address, telephone number, and attorney of record. If there are several attorneys, list them on an attachment, noting in this section “(see attachment).”

II.	Jurisdiction. The basis of jurisdiction is set forth under Federal Rule of Civil Procedure 8(a), which requires that jurisdictions be shown in pleadings. Place an “X” in one of the boxes. If there is more than one basis of jurisdiction, precedence is given in the order shown below.

(1)	United States plaintiff. Jurisdiction based on 28 USC §§ 1345 and 1348. Suits by agencies and officers of the United States are included here.

(2)	United States defendant. When the plaintiff is suing the United States, its officers or agencies, place an “X” in this box.

(3)	Federal question. This refers to suits under 28 USC § 1331, where jurisdiction arises under the Constitution of the United States, an amendment to the Constitution, an act of Congress or a treaty of the United States. In cases where the U.S. is a party, the U.S. plaintiff or defendant code takes precedence, and box 1 or 2 should be marked.

(4)	Diversity of citizenship. This refers to suits under 28 USC § 1332, where parties are citizens of different states. When Box 4 is checked, the citizenship of the different parties must be checked. (See Section III below; NOTE: federal question actions take precedence over diversity cases.)

III.	Residence (citizenship) of Principal Parties. This section of the JS-CAND 44 is to be completed if diversity of citizenship was indicated above. Mark this section for each principal party.

IV.	Nature of Suit. Place an “X” in the appropriate box. If the nature of suit cannot be determined, be sure the cause of action, in Section VI below, is sufficient to enable the deputy clerk or the statistical clerk(s) in the Administrative Office to determine the nature of suit. If the cause fits more than one nature of suit, select the most definitive.

V.	Origin. Place an “X” in one of the six boxes.

(1)	Original Proceedings. Cases originating in the United States district courts.

(2)	Removed from State Court. Proceedings initiated in state courts may be removed to the district courts under Title 28 USC § 1441. When the petition for removal is granted, check this box.

(3)	Remanded from Appellate Court. Check this box for cases remanded to the district court for further action. Use the date of remand as the filing date.

(4)	Reinstated or Reopened. Check this box for cases reinstated or reopened in the district court. Use the reopening date as the filing date.

(5)	Transferred from Another District. For cases transferred under Title 28 USC § 1404(a). Do not use this for within district transfers or multidistrict litigation transfers.

(6)	Multidistrict Litigation Transfer. Check this box when a multidistrict case is transferred into the district under authority of Title 28 USC § 1407. When this box is checked, do not check (5) above.

(8)	Multidistrict Litigation Direct File. Check this box when a multidistrict litigation case is filed in the same district as the Master MDL docket.

Please note that there is no Origin Code 7. Origin Code 7 was used for historical records and is no longer relevant due to changes in statute.

VI.	Cause of Action. Report the civil statute directly related to the cause of action and give a brief description of the cause. Do not cite jurisdictional statutes unless diversity. Example: U.S. Civil Statute: 47 USC § 553. Brief Description: Unauthorized reception of cable service.

VII.	Requested in Complaint. Class Action. Place an “X” in this box if you are filing a class action under Federal Rule of Civil Procedure 23.

Demand. In this space enter the actual dollar amount being demanded or indicate other demand, such as a preliminary injunction.

Jury Demand. Check the appropriate box to indicate whether or not a jury is being demanded.

VIII.	Related Cases. This section of the JS-CAND 44 is used to identify related pending cases, if any. If there are related pending cases, insert the docket numbers and the corresponding judge names for such cases.

IX.	Divisional Assignment. If the Nature of Suit is under Property Rights or Prisoner Petitions or the matter is a Securities Class Action, leave this section blank. For all other cases, identify the divisional venue according to Civil Local Rule 3-2: “the county in which a substantial part of the events or omissions which give rise to the claim occurred or in which a substantial part of the property that is the subject of the action is situated.”

Date and Attorney Signature. Date and sign the civil cover sheet.